Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LENSAR, Inc. of our report dated June 19, 2020, except for the effects of the distribution of LENSAR, Inc.’s ownership interest in PDL Investment Holdings, LLC. to PDL BioPharma, Inc. described in Note 1, as to which the date is August 25, 2020, and except for the effects of the reverse stock split described in Note 17, as to which the date is September 14, 2020, relating to the financial statements, which appears in LENSAR, Inc.’s Amendment No. 1 to Registration Statement on Form 10.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

October 5, 2020